UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 19, 2007

Nature Vision, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

1480 Northern Pacific Road
Brainerd, Minnesota 56401
(Address of Principal Executive Offices and Zip Code)

(218) 825-0733
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 19, 2007, Nature Vision, Inc. (the “Company”) appointed David Kolkind, 50, as its new Secretary and Chief Financial Officer.  Mr. Kolkind expects to commence employment with the Company on November 26, 2007.

As part of this new appointment, Mr. Kolkind and the Company executed an employment letter effective as of November 26, 2007, which outlines certain terms of Mr. Kolkind’s employment with the Company.  The employment letter contains the following material terms and conditions:

•	Mr. Kolkind will receive a starting salary of $160,000 per year.

•
In the event of a change of control, Mr. Kolkind will be entitled to a lump sum payment of one year’s then base salary if the Company or its successor does not retain Mr. Kolkind for at least one year after the change of control at such base salary or a higher salary.

•
Mr. Kolkind will be entitled to earn a formula-based bonus based on the Company’s actual 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) compared to the Company’s budgeted EBITDA for 2008 established by the board of directors.  Provided that the Company’s actual 2008 EBITDA meet or exceed 90% of the budgeted EBITDA for 2008, Mr. Kolkind will be entitled to $24,000 (at actual 2008 EBITDA meeting or exceeding 90% of the budgeted EBITDA for 2008), $48,000 (at actual 2008 EBITDA meeting or exceeding 100% of the budgeted EBITDA for 2008) or $72,000 (at actual 2008 EBITDA meeting or exceeding 110% of the budgeted EBITDA for 2008).  For other percentages between 90% and 110%, the bonus will be prorated.

•	Depending on Mr. Kolkind’s individual performance during fiscal 2008, Mr. Kolkind may be entitled to a discretionary bonus up to 20% of his base salary.

•
Mr. Kolkind will be eligible to participate in the Company’s Long Term Incentive Plan.  As determined in the sole discretion of the Company’s compensation committee, Mr. Kolkind could receive long term incentive compensation in the form of restricted stock valued at $48,000 if the Company meets or exceeds the Company’s 2008 budgeted EBITDA.  The number of shares to be awarded will be determined by a formula adopted by the compensation committee setting the value of a share of restricted stock.  The compensation committee will have the right to adjust the awards of restricted stock for achieving 2008 EBITDA under or over the 2008 budgeted EBITDA or as a result of material change in the 2008 budget due to an acquisition, divesture or other event in the discretion of the compensation committee.

•
Mr. Kolkind will be granted an option to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s stock option plan effective upon approval of the compensation committee.  The exercise price will be equal to the per share closing price on the NASDAQ Capital Market for November 26, 2007.  The option will vest one-third each year for three years and have a term of five years.

•	Mr. Kolkind’s employment will be at-will, meaning that either the Company or Mr. Kolkind may terminate the employment relationship at any time and for any reason, with or without notice.

In addition to the employment letter, Mr. Kolkind and the Company also entered into a Proprietary Information and Inventions Agreement (the “Invention Agreement”) to be effective as of November 26, 2007.  Under the terms of the Invention Agreement, Mr. Kolkind will be bound to keep confidential certain information relating to the Company’s business and operations during and after his employment with the Company.  The Company will also be entitled to own all rights relating to the inventions, trade secrets, ideas or original works of authorship that Mr. Kolkind conceives, develops, discovers or makes during Mr. Kolkind’s employment that relate to the Company’s business, research or development or that are made through the use of the Company’s equipment or time.

The foregoing statements are qualified in their entirety by the terms and conditions of the employment letter and the Invention Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2007, David Kolkind, 50, was appointed Secretary and Chief Financial Officer of the Company.  Mr. Kolkind will assume his new role on November 26, 2007.  Michael R. Day will cease to serve as the Company’s Secretary and Chief Financial Officer effective as of November 26, 2007.  The material terms of Mr. Kolkind’s employment are set forth under Item 1.01 above.

From June, 2006 to July, 2007, Mr. Kolkind served as the Chief Financial Officer of MCHH Holdings, LLC, a holding company specializing in the real estate industry.  Between June, 2003 and June 2006, Mr. Kolkind worked as a consultant in various capacities, mainly as Interim Financial Officer and Controller, primarily in construction and real estate industries.  From August, 2002 to June, 2003, Mr. Kolkind served as the controller of North American Membership Group, Inc., a consortium of various clubs that represent special groups, including the North American Hunting Club and the North American Fishing Club.  Mr. Kolkind also held other various positions, including Chief Financial Officer of Asset Marketing Services, Inc. a direct marketing services and telemarketing company from May, 2000 to June, 2002, and as Vice President of Finance/Treasurer and Controller of the Sportsman’s Guide, Inc., a public mail order/e-commerce company between October, 1994 and May, 2000.  Mr. Kolkind is a Certified Public Accountant (inactive).

Item 9.01  Financial Statements and Exhibits

(d)   Exhibits.

10.1	Employment Letter between Nature Vision, Inc. and David Kolkind, effective as of November 26, 2007.

10.2	Proprietary Information and Inventions Agreement between Nature Vision, Inc. and David Kolkind, effective as of November 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.
Date: November 26, 2007
/s/ Jeffrey P. Zernov
Jeffrey P. Zernov
Chief Executive Officer